Exhibit 99.1

FNB Corp. Announces Third Quarter Results

    ASHEBORO, N.C.--(BUSINESS WIRE)--Oct. 23, 2003--FNB Corp. (Nasdaq:
FNBN), the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company, today announced its financial results for the third quarter of 2003. Net income for the third quarter fell to $1.533 Million, or $.26 per diluted share, from $2.293 Million, or $.43 per diluted share, in the same period of 2002. For the first nine months of 2003, net income was $6.475 Million, or $1.10 per diluted share, compared to $5.972 Million, or $1.18 per diluted share, in the same period last year.
    At September 30, 2003, total assets were $795,275,000, loans were $567,861,000 and deposits were $599,383,000. Return on average equity on an annualized basis for the first nine months of 2003 was 11.07% and return on average assets was 1.09%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 13.72% and 1.11%, respectively.
    The mergers of Rowan Bank and Dover Mortgage Company with FNB Corp., effective August 1, 2002 and April 1, 2003, respectively, were accounted for as purchase business combinations and, accordingly, there were no restatements of prior period financial information.
    Two items significantly impacted third quarter results, one negatively and one positively. The Corporation sustained a reduction of approximately $1,250,000 in income from mortgage loan sales of Dover Mortgage Company as a result of the failure to properly obtain forward sales commitments when certain interest rate locks or commitments to lend were entered into with potential borrowers. Failure to adhere to policies in connection with forward sales commitments, along with steep increases in conforming mortgage interest rates, created the reduction in income enumerated above. The Corporation is continuing to review and enhance the controls and procedures in place at this recently acquired subsidiary, which had not been subject to public reporting company requirements previously. The second item, which positively impacted quarterly results by $213,000, is due to the reduction in income tax expense for the change in the valuation allowance for state deferred income tax assets.
    Commenting about the quarterly operations, FNB Chairman and President Michael Miller stated, "We're pleased to have an extremely good foundation for our business that can withstand a downturn in earnings like we experienced last quarter. Our dedicated team will continue to work hard for the communities and shareholders we are proud to serve. We are pushing to improve our business in spite of the weak regional economy and interest rate environment. New checking account products and promotions already have received very positive customer response, and we are also pleased to have introduced the CDARStm (Certificate of Deposit Account Registry Service) product, which can provide up to $1 Million in FDIC insurance on customers' certificates of deposit."
    Net interest income declined $190,000 or 2.8% in the third quarter of 2003 compared to the same period in 2002, demonstrating the continuing negative effect that the prolonged low-rate environment is having on the net interest margin. Net interest income increased $1,239,000 or 6.7% in comparing nine-month results due primarily to the growth in earning assets. The net interest margin, negatively affected by the continuing decline in interest rates and also impacted by structural changes in the balance sheet as a result of acquisitions, amounted to 3.83% on a taxable equivalent basis in the first nine months of 2003 compared to 4.49% in the same period of 2002. For the 2003 third quarter, the net interest margin was 3.70% compared to 4.44% in the 2002 third quarter.
    Noninterest income increased $1,039,000 or 48% in the third quarter of 2003 compared to the same period of 2002 and $6,918,000 or 124% in comparing year-to-date results. The improvement in this line item was due largely to higher levels of fee and service charge income, growing wealth management services revenues and an increase in income from the company-wide mortgage banking operations. Noninterest expense was $2,286,000 or 43% higher in the third quarter and $7,496,000 or 53% higher in the first nine months of 2003, due primarily to the company acquisitions.
    At September 30, 2003, the allowance for loan losses was $6,098,000, amounting to 1.14% of loans held for investment compared to 1.22% at December 31, 2002 and 1.18% at September 30, 2002. The provision for loan losses recorded in the third quarter of 2003, reflecting increases in historical charge-off trends due to economic conditions, amounted to $455,000 compared to $285,000 in the third quarter of 2002. For the first nine months of 2003, the provision was $1,535,000 compared to $1,325,000 in the same period of 2002. As of September 30, 2003, nonperforming loans were $6,410,000 in total, compared to $6,212,000 and $5,150,000 at December 31, 2002 and
September 30, 2002, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $5,370,000 and $1,040,000, respectively, at September 30, 2003, $4,944,000 and $1,268,000 at
December 31, 2002, and $4,552,000 and $598,000 at September 30, 2002.
Loans considered impaired as of September 30, 2003 totaled $904,000 (all of which was also on nonaccrual status) compared to $3,211,000 and $1,560,000 as of December 31, 2002 and September 30, 2002, respectively.
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. First National Bank and Trust (www.fnbnc.com) operates seventeen community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity. Rowan Bank (www.rowanbank.com) operates three community offices in China Grove, Kannapolis and Salisbury. Dover Mortgage Company (www.dovermortgage.com) operates six mortgage production offices in Charlotte, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, trust and wealth management and internet banking services. Deposits are insured by the Federal Deposit Insurance Corporation.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Fig Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.
    This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.


                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                         Three Months Ended          Nine Months Ended
                          September 30,               September 30,
                     -----------------------   -----------------------
                        2003        2002              2003       2002
                     -----------------------   -----------------------
SUMMARY OF OPERATIONS
Interest income:
 Loans                 $8,073      $7,885           $24,404    $21,331
Investment securities:
 Taxable income         1,135       2,005             4,076      6,513
 Non-taxable income       452         305             1,184        888
 Other                     47          74               232        120
                    --------------------------------------------------
 Total interest income  9,707      10,269            29,896     28,852
Interest expense        3,221       3,593            10,184     10,379
                    --------------------------------------------------
Net interest income     6,486       6,676            19,712     18,473
 Provision for loan
  losses                  455         285             1,535      1,325
                    --------------------------------------------------
Net interest income
  after provision
   for loan losses      6,031       6,391            18,177     17,148
Noninterest income      3,225       2,186            12,477      5,559
Noninterest expense     7,563       5,277            21,748     14,252
                    --------------------------------------------------
Income before
 income taxes           1,693       3,300             8,906      8,455
Income taxes              160       1,007             2,431      2,483
                    --------------------------------------------------

Net income             $1,533      $2,293            $6,475     $5,972
                    ==================================================

Per share data:
 Net income:
  Basic                 $0.27       $0.45             $1.16      $1.22
  Diluted                0.26        0.43              1.10       1.18
 Cash dividends
  declared               0.14        0.14              0.42       0.42

                               September 30,             December 31,
                             ------------------
                             2003         2002                 2002
                            ------       ------              ------
BALANCE SHEET INFORMATION

Total assets             $795,275      $742,590            $754,370
Cash and due from
 banks                     23,694        20,387              15,944
Investment
 securities               147,591       170,905             153,857
Loans                     567,861       496,098             502,342
Other earning
 assets                     7,540        14,283              41,638
Goodwill                   16,325        12,601              12,601
Deposits                  599,383       580,250             592,354
Other interest-
 bearing liabilities      108,716        80,822              81,815
Shareholders'
 equity                    79,939        73,429              73,090

Per share data:
 Book value                $14.08       $13.57               $13.49
 Closing market price       24.95        16.84                19.39


    FNB Corp. is the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. Rowan and Dover were acquired effective August 1, 2002 and April 1, 2003, respectively, under merger transactions accounted for as purchase business combinations. Prior period financial information has not been restated. FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN".

    Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Fig Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.

    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300